The
                                    Rainbow
                                      Fund
                                      Inc.










                                     ANNUAL
                                     REPORT











                                October 31, 1997

Dear Shareholders:


We enter 1998 still continuing to believe that there is room for growth on selected equities, but we will continue to use caution and maintain a conservative stance.

There are a larger number of uncertainties on our plate than usual, but that is not the main reason for our stance of extra prudence. It is the action of the stock market since October. Selloffs have been sharper, and rallies have lacked the "oomph" we have seen in prior years. The message of this market action is that investors have developed a "prove it to me" attitude. They want to see proof of earnings growth and more corrections. We will be in for some wild rides up and down in 1998, but a year from now, we hope to be happy with our stock selections and timing.

                                                           Very truly yours,


                                                           /s/Robert M. Furman
                                                           -------------------
                                                           Robert M. Furman


                                                           Chairman of the Board
January 09, 1998

Independent Auditor's Report:

To:    The Shareholders and Board of Directors
       The Rainbow Fund, Inc.

   I have audited the accompanying statement of assets and liabilities of The Rainbow Fund, Inc., including the Schedule of Portfolio Investments, as of October 31, 1997 and the related Statement of Operations for the year then ended, the Statement of Changes in Net Assets for each of the two years in the period then ended, and the Selected Per Share Data and Ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements and per share data and ratios based on my audits.

   I conducted my audits in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. My procedures included confirmation of securities owned as of October 31, 1997, by correspondence with the fund's custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement of presentation. I believe that my audits provide a reasonable basis for my opinion.

   In my opinion, the financial statements and per share data ratios referred to above present fairly, in all material respects, the financial position of The Rainbow Fund, Inc. as of October 31, 1997, the results of its operations for the year then ended, the changes in its net assets for the year then ended, in conformity with generally accepted accounting principles.



                                                     HAROLD KELLER
                                                     Certified Public Accountant


Port Washington, New York
November 11, 1997

Statement Assets and Liabilities
October 31, 1997

ASSETS:

Investments in securities, at market value (Note 1A) ........................        $898,572
       (Identified Cost $754,373)
Cash ........................................................................         495,423
Receivables:
       Dividends and Interest ...............................................           1,788
                                                                                  -----------
TOTAL ASSETS ................................................................      $1,395,783
                                                                                  ===========
LIABILITIES:
       Options Sold (Selling price $890) ....................................             406
Accrued expenses ............................................................          14,863
                                                                                  -----------
TOTAL LIABILITIES ...........................................................         $15,269
                                                                                  ===========
Net Assets (equivalent to $6.56 per share based on 210,371 shares
       of capital stock outstanding) (Note 3) ...............................      $1,380,514

Accumulated undisturbed income (loss):
       Accumulated undisturbed loss .........................................     $(1,387,202)
       Accumulated undisturbed net realized losses on investment transactions     $(4,141,072)
         NET AMOUNT .........................................................     $(5,528,274)
                                                                                  ===========
Statement of Changes in Net Assets
Year Ended October 31, 1997 and 1996
                                                                                 October 31,      October 31,
                                                                                    1997             1996
                                                                                 ----------       ----------
Increase (decrease) in net assets from operations:
Investment income (loss) net ..............................................      $  (25,307)      $  (31,638)
Net realized gain (loss) from investments .................................         446,400           25,368
Increase (decrease) in unrealized appreciation ............................        (208,906)         176,454
                                                                                 ----------       ----------
Net increase (decrease) in net assets resulting from operations ...........         212,187          170,184

Distributions to Shareholders from:
   Investment income net ..................................................               0                0
   Net realized gain on investments .......................................         (25,372)        (137,909)
Capital share transactions (Note 3) .......................................         (54,301)        (370,999)
                                                                                 ----------       ----------
   TOTAL Increase (Decrease) ..............................................         132,514         (338,724)

NET ASSETS:
         Beginning of year ................................................       1,248,000        1,586,724
                                                                                 ----------       ----------
         End of year ......................................................      $1,380,514       $1,248,000
                                                                                 ==========       ==========

The notes to financial statements are an integral part of these statements

Statement of Operations
For the year ended October 31, 1997

Investment Income:
Income:
   Dividends ..................................................    $    6,907
   Interest ...................................................        18,683
                                                                   ----------
       TOTAL INCOME ...........................................    $   25,590
                                                                   ----------

Expenses:
Investment Advisory Fee (Note 5) ..............................    $    3,178
Professional Fees .............................................        15,500
Custodian Fees ................................................         2,647
Transfer Agent Fees ...........................................         7,200
Portfolio Pricing and Accounting Fees .........................        16,800
Reports to Shareholders .......................................         2,052
State and Local Taxes .........................................           688
Directors' Fees and Expenses ..................................         1,645
Other .........................................................         1,187
                                                                   ----------
       TOTAL EXPENSES .........................................    $   50,897
                                                                   ----------
INVESTMENT INCOME (LOSS) NET ..................................    $  (25,307)
                                                                   ----------
REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS:
NET REALIZED GAIN ON INVESTMENTS ..............................       446,400

CHANGE IN UNREALIZED APPRECIATION OF INVESTMENTS FOR THE YEAR .      (200,854)
                                                                   ----------
NET (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS ........    $  220,239
                                                                   ==========

The notes to financial statements are an integral part of these statements.

Per Share Income and Capital Changes
(Based upon the monthly average number of outstanding shares)

                                                                          October 31
                                                -------------------------------------------------------------
Income and Expenses                              1997           1996         1995         1994         1993
Income ...........................               $.11           $.07         $.10         $.10         $.11
Operating expenses ...............                .23            .20          .18          .18          .17
Net investment Income (loss) .....               (.12)          (.13)        (.08)        (.08)        (.06)
                                                -----          -----        -----        -----        -----
Dividends from net income ........                .00            .00          .00          .00          .00

Capital Changes
Net realized & unrealized gains
  (losses) on securities .........               1.10            .79          .67         (.01)         .07
Distribution from realized
  capital gains ..................               (.13)          (.54)        (.34)        (.36)         .00
                                                -----          -----        -----        -----        -----
Net increase (decrease) in
  net asset value ................                .85            .12          .25         (.45)         .01
Increase due to decrease in
  capital shares .................                               .08          .05                       .05
Net asset value at beginning
  of period ......................               5.71           5.51         5.21         5.66         5.60
                                                -----          -----        -----        -----        -----
Net asset value at end of period .              $6.56          $5.71        $5.51        $5.21        $5.66
                                                =====          =====        =====        =====        =====

Ratios to Average Net Asset Value
Operating expenses ...............               3.67%          3.67%        3.68%        3.36%        2.86%
Net income (loss) ................               (.02%)         (.02%)       (.02%)       (.01%)       (.01%)
Portfolio turnover rate ..........                 90%            46%         102%          66%          81%
Number of shares outstanding at
  end of period (000 omitted) ....                210            218          288          324          328

Investments in Securities
Common Stocks:
                                                                      Market
Shares                                    Item                       Value(a)
------                                    ----                       --------
               ADVERTISING                         (1.9%)
4,000          Cordiant PLC                                       $     25,500

               AEROSPACE                           (2.1%)
1,000          Rohr Industries Inc.                                     30,313

               BANKS                              (18.3%)
7,600          Golden State Bancorp, Inc.                              252,700

               CONSUMER NON DURABLE                (1.4%)
  500          Gucci group NV                                           18,188

               INFORMATION SERVICES                (2.8%)
1,000          Cognizant Corp.                                          39,188

               INSURANCE                           (7.7%)
1,000          Aetna                                                    71,063
  500          Travelers                                                35,000
                                                                  ------------
                                                                       106,063
                                                                  ------------

               CHEMICALS                           (1.6%)
1,000          Geon Co.                                                 21,688

               ELECTRICAL EQUIPMENT                (3.7%)
2,100          Mark IV Industries, Inc.                                 50,925

               FERTILIZER                          (7.3%)
9,000          Agrium                                                  100,692

               HEAVY DUTY VEHICLES                 (1.7%)
1,000          Navistar Int'l Corp.                                     23,188

               PHARMACEUTICALS                     (2.3%)
2,000          Columbia Labs Inc.                                       32,250

               FOOD/BEVERAGES                      (4.9%)
4,000          Chiquita Brands Int'l                                    67,252

               TITANIUM MFG                        (9.5%)
5,500          RMI Titanium common          New                        130,625
                                                                  ------------

               TOTAL COMMON STOCKS  (65.2%)                       $    898,572
                                                                  ------------
               OPTIONS SOLD
               5 CALLS TRAVELERS NOV 97@75                        $       (406)
                                                                  ------------
               OTHER ASSETS LESS LIABILITIES  (34.8%)             $    482,348
                                                                  ------------
               TOTAL NET ASSETS (100%)                            $  1,380,514
                                                                  ============

(a) See Note 1A of Notes to the Financial Statements.

Notes to Financial Statements
October 31, 1997

1.   Significant Accounting Policies

     The company is registered under the Investment Company Act of 1940, as a non-diversified, open-end management investment company.

     A. Security Valuation - Investors in securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; securites traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price, except for short positions and call options written, for which the last quoted asked price is used. Short-term notes are stated at amortized cost, which is equivalent to value.

     B. Federal Income Taxes - The company's policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders. Therefore, no federal income tax provision is required.

     C. Other - The company follows industry practice and records security transactions on the trade date. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis.

2.   Distributions to Shareholders

     On December 18, 1997, a distribution of $446,400 capital gains was declared as a dividend; said dividned to be paid on December 18 to stockholders of record on such date.

3.   Capital Share Transactions

     At October 31, 1997, there were 2,000,000 shares of par value stock authorized and capital paid-in aggregate $6,772,049.

Transactions in capital stock were as follows:

                                             Shares                 Amount
                                             ------                 ------
                                                    (000's Omitted)
                                        Oct 31    Oct 31      Oct 31      Oct 31
                                         1996      1997        1996        1997
                                         ----      ----        ----        ----
Shares sold and
  reinvestments .................         26         44         137          28
Shares redeemed .................         96        125         508          82
                                         ---        ---        ----         ---
Net increase (decrease) .........        (70)       (81)       (371)        (54)

4.   Investments Transactions

     Purchases and sales of investment securities other than U.S. Government obligations and short term notes were $1,252,408 and $1,690,990 respectively.

Based on cost for federal income tax purposes:

     (a)  Aggregate  gross  unrealized  apreciation
          for all securities in which there is an ex-
          cess of value over costs ......................           $203,520
                                                                    --------
     (b)  Aggregate gross  unrealized  depreciation
          for all securities in which there is an ex-
          cess of costs over value ......................            $58,837
                                                                    --------
     (c)  Net unrealized appreciation ...................           $144,683
                                                                    --------
     (d)  Aggregate cost of common stocks for
          federal income tax purposes ...................           $754,374
                                                                    --------

5.   Investment Advisory Fees

     The company pays advisory fees for investment management and advisory services under a management agreement ("Agreement") that provides for fees to be computed at an annual rate of .625 percent of the average annual net asset value with respect to that portion of net assets not exceeding $2,000,000; .5 percent with respect to that portion of net assets between $2,000,000 and $5,000,000; and .375 of such assets in excess of $5,000,000. The Agreement provides for a fee reduction, but not below zero, by the amount, if any, by which the expenses of the Fund (exclusive of such compensation, interest, brokerage commissions, taxes, dividends on short sales and legal fees incurred in connection with litigation in which the Fund is a plaintiff) exceed the following percentages of average annual assets of the Fund: $0 - $10,000,000 - 3%; $10,000,000 -
$30,000,000 - 1/2%; and above $30,000,000 - 1/4%. The advisor's fee will also be reduced (but not below zero) by 50% of the amount by which brokerage fees received by the advisor in respect of the Fund's portfolio transactions exceed 2% of the Fund's average annual net assets.

     The advisory fee computation during the two year period ended October 31, 1997 follows:

                                    Reduction Due to
                                       Limitations
                                  ----------------------
                    Gross                                         Net
    Fiscal        Advisory                       Commis-       Advisory
     Year            Fee          Expenses       sions           Fees
     ----            ---          --------       -----           ----
     1996          $8,718          $4,335          -0-          $4,383
     1997          $8,657          $5,479          -0-          $3,178


     Under the Advisory Agreement, it is recognized that the advisor will act as the Fund's principal broker. During the period, the Fund paid aggregate commissions of $27,436 to brokers, through whom the advisor's brokerage transactions were cleared. Of the commissions paid, $21,949 was paid to the advisor.

NOTE:
         Option Contracts Written:              Number           Amount
         -------------------------              ------           ------
         Beginning of year                        40            $ 5,246
         During the year                         149             23,801
         Expired during the year                  82             13,639
         Closed during the year                    0               0.00
         Exercised during the year               102             14,518
         Balance at end of year                    5            $   890

THE RAINBOW FUND, INC.
7 Hanover Square
New York, NY  10004
(212) 820-0502

CUSTODIAN
Star Bank, N.A.
425 Walnut St. Mall location 6118
Cincinnati, OH  45201

TRANSFER AGENT
Investor Data Services
40 Wall Street, 61st Floor
New York, NY  10005

COUNSEL
Herrick, Feinstein, LLP
2 Park Avenue
New York, NY  10016

INDEPENDENT AUDITOR
Harold Keller, CPA
150 Main Street
Port Washington, NY  11050

OFFICERS AND DIRECTORS:

ROBERT M. FURMAN
Chairman of the Board & Treasurer

Managing Partner of Furman Anderson & Co.
General Partner of Investor Data Services
Chairman of the Board Republic Equities of
America, LTD Member NASD

ARIEL J. GOODMAN
President & Secretary

Operations Partner of Furman Anderson & Co.
General Partner of Investor Data Servcies
Operations Manager of Republic Equities of
America, LTD Member NASD

Stuart Becker
Certified Public Accountant
President of Becker & Company, LLC

MARK S. CHANKO
Retired; formerly Chief Financial Officer
Standard Motor Products, Inc.

JESSE H. RIEBMAN
Retired; formerly Vice President and Treasurer
AEL Industries, Inc.

This report is authorized for distribution only when preceded or accompanied by the prospectus of The Rainbow Fund, Inc., which includes information about investment policies, redemption of shares of the Fund, voting privileges, and shareholders' purchase plans.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the Registrant certifies that it meets all of the requirements for effectiveness of this Post-Effective Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 36 to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York and State of New York on the 15th day of October, 1998.

                                                          THE RAINBOW FUND, INC.
                                                                (Registrant)



                                                      By: /s/Robert M. Furman
                                                          -------------------
                                                          Robert M. Furman
                                                          Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


 Signature                       Title                             Date
 ---------                       -----                             ----

 /s/ Robert M. Furman            Chairman,                    October 15, 1998
 --------------------            Director, Chief
 Robert M. Furman                Executive,
                                 Financial and
                                 Accounting Officer

 /s/ Ariel Goodman               President,                   October 15, 1998
 -----------------               Director and Chief
 Ariel Goodman                   Operating Officer


 /s/ Stuart Becker               Director                     September 30, 1998
 -----------------
 Stuart Becker


 /s/ Mark Chanko                 Director                     September 30, 1998
 ---------------
 Mark Chanko


 /s/ Jesse H. Riebman            Director                     September 30, 1998
 --------------------
 Jesse H. Riebman